Exhibit 99.1

News Release

CommScope Appoints New Principal Accounting Officer

HICKORY, NC, September 28, 2009—Mark Olson has been named senior vice president, controller and principal accounting officer of CommScope Inc. (NYSE:CTV), effective November 15, 2009. Olson will succeed William Gooden, who is retiring after a 31-year career with the company. Gooden will support the transition and assume other duties within the company through early 2010.

“We are very pleased to have Mark Olson assume this expanded leadership role in the company,” said Jearld Leonhardt, executive vice president and chief financial officer, CommScope. “Mark is an exceptional leader and I look forward to CommScope benefiting from his experience, capabilities and insight.”

Gooden joined CommScope in 1978 and served as CommScope’s principal accounting officer since 1997. “Bill has provided outstanding business, financial and accounting leadership to CommScope for 31 years. I thank him for his numerous contributions to our growth and success over these many years as he makes this transition,” said Leonhardt.

Olson, 51, has been vice president and group controller for Andrew LLC (formerly known as Andrew Corporation) since December 2007, when CommScope acquired Andrew. Prior to that, he was vice president, corporate controller and chief accounting officer of Andrew. Olson joined Andrew in 1993 as group controller. He was named corporate controller in 1998, vice president and corporate controller in 2000 and chief accounting officer in 2003. Prior to joining Andrew, he was employed by Nortel and Johnson & Johnson. He received a Bachelor of Arts in accounting and Spanish from Lewis University and a Master of Business Administration from DePaul University. He is a CPA and a member of the AICPA and the Illinois CPA Society.

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About CommScope

CommScope, Inc. (NYSE: CTV – www.commscope.com) is a world leader in infrastructure solutions for communication networks. Through its Andrew® brand, it is a global leader in radio frequency subsystem solutions for wireless networks. Through its SYSTIMAX® and Uniprise® brands, CommScope is a world leader in network infrastructure solutions, delivering a complete end-to-end physical layer solution, including cables and connectivity, enclosures, intelligent software and network design services, for business enterprise applications. CommScope also is the premier manufacturer of coaxial cable for broadband cable television networks and one of the leading North American providers of environmentally secure cabinets for DSL and FTTN applications. Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with infrastructure solutions for evolving global communications networks in more than 130 countries around the world.

News Media Contact:

Rick Aspan, CommScope

+1 708-236-6568 or publicrelations@andrew.com

Investor Contact:

Phil Armstrong, CommScope

+1 828-323-4848

This press release includes forward-looking statements that are based on information currently available to management, management’s beliefs, as well as on a number of assumptions concerning future events. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, which could cause the actual results to differ materially from those currently expected. For a more detailed description of the factors that could cause such a difference, please see CommScope’s filings with the Securities and Exchange Commission. In providing forward-looking statements, the company does not intend, and is not undertaking any obligation or duty, to update these statements as a result of new information, future events or otherwise.